 Exhibit 15.2

KPMG	KPMG Auditores Independentes Av. Almirante Barroso, 52 - 4° 20031-000 – Rio de Janeiro, RJ – Brasil Caixa Postal 2888 20001-970 – Rio de Janeiro, RJ – Brasil	Telefone 55 (21) 2515-9400 Fax 55 (212) 3515-9000 Internet www.kpmg.com.br

October 29, 2007

Petrobras International Finance Company (“PIFCo”)

Rio de Janeiro, Brazil

With respect to the registration statement on Form F-3 (333-139459-01), we acknowledge our awareness of the incorporation by reference therein of our report dated August 27, 2007 relating to our review of interim financial information of PIFCo.

Pursuant to Rule 436 under the Securities Act of 1933 (the Act), such report is not considered part of a registration statement prepared or certified by an independent registered public accounting firm, or a report prepared or certified by an independent registered public accounting firm within the meaning of Sections 7 and 11 of the Act.

/s/ KPMG Auditores Independentes

KPMG Auditores Independentes

Rio de Janeiro, Brazil